EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
FIRST QUARTER 2010 RESULTS

      First Quarter Highlights:

➢	Adjusted EBITDA increases to $46.9 million
➢	Margins expand by 31% over first quarter 2009
➢	Income from operations up 12% over first quarter 2009
➢	Strategic capital restructuring essentially complete

Scott Depot, West Virginia, April 28, 2010 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the first quarter of 2010.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest, increased to $46.9 million compared to $44.5 million for the first quarter of 2009.

•
Net loss was $8.9 million, or $0.05 per share on a diluted basis, for the first quarter of 2010 compared to net income of $3.7 million, or $0.02 per share on a diluted basis, for the first quarter of 2009. Net loss for the first quarter of 2010 included a $22.0 million pre-tax loss on extinguishment of debt related to the Company’s capital restructuring. Excluding this loss, pro forma net income would have been $6.2 million, or $0.03 per share on a diluted basis.

•	Margin per ton sold increased 31% to $11.67 in the first quarter of 2010 compared to $8.94 for the same period last year, primarily due to higher realized prices and improved operational performance.

•	Revenues were $288.6 million for the first quarter of 2010 compared to $305.0 million for the first quarter of 2009, with the decrease primarily due to the weak thermal market.

“Our first quarter results reflect strong performance from all our operations,” said Ben Hatfield, President and CEO of ICG. “Both Adjusted EBITDA and margin on coal sales exceeded the first quarter of 2009 results.”

Hatfield continued, “We also moved toward completion of our strategic capital restructuring during the quarter.  Our recapitalization efforts strengthened our liquidity, reduced future interest expense and significantly extended our debt maturity profile. In addition, we secured a new credit facility that provides increased borrowing capacity and greater flexibility.”

Hatfield concluded, “Coal markets continue to show improvement, particularly in the metallurgical sector. Metallurgical coal prices have further strengthened with recent international settlements. Thermal coal prices have not recovered to the same degree, but cold winter weather has helped to stabilize the pricing environment for that product.”

Sales, Production and Reserves

ICG sold 4.3 million tons of coal during the first quarter of 2010 compared to 4.7 million tons during the first quarter of 2009. Production totaled 3.9 million tons in the first quarter of 2010 versus 4.5 million tons in the same period of 2009.

As of March 31, 2010, ICG controlled approximately 1.1 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the Company controlled approximately 430 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

•
The West Virginia Surface Mine Board in March issued an order upholding a May 2009 decision by the West Virginia Department of Environmental Protection (WVDEP) to reinstate a surface mine permit for the Company’s Tygart #1 deep mine complex in Taylor County, West Virginia.  ICG’s current business plan anticipates that construction will resume on the Tygart project in mid-2011, but the Company is actively evaluating the option of accelerating the project in light of elevated market demand.  At full output, this complex is expected to produce 3.5 million tons of premium high-volatile metallurgical and high-quality thermal coal.

•
ICG’s Vindex subsidiary initiated development of the new Bismark deep mine and expansion of the Dobbins Ridge preparation plant, both located in Grant County, West Virginia.  Production and shipment of low-volatile metallurgical coal from the completed facilities is expected to commence in the third quarter of this year.   The Company anticipates that these projects will contribute 100,000 tons of metallurgical coal sales in 2010, and achieve targeted output of 200,000 annual tons in 2011.

•
In February, ICG Beckley received the Greenlands Award from the WVDEP. The award is the state’s highest honor for environmental excellence in coal mining.  Officials praised the ICG Beckley mining operation for its many community and environmental projects in and around Eccles, West Virginia.  Additionally, the WVDEP honored ICG Eastern’s Birch River surface mine with an award for its innovative handling and disposal of coarse refuse.

•
Also in February, ICG Eastern’s Birch River Surface Mine and Birch River Preparation Plant, along with Wolf Run Mining’s Imperial Mine received the prestigious Mountaineer Guardian Award for outstanding safety performance in 2009 from the West Virginia Office of Miners’ Health, Safety, and Training and the West Virginia Coal Association.

Market Outlook and Committed Sales

For 2010, committed and priced sales are approximately 15.8 million tons, or 93% of planned shipments, at an average price of $63.50 per ton, excluding freight and handling expenses.  The uncommitted tonnage for 2010 includes approximately 0.7 million tons that are expected to be marketed as metallurgical coal.  Metallurgical coal sales in 2010 are projected to total approximately 2.6 million tons.

For 2011, committed and priced sales are approximately 8.4 million tons, or 49% of planned shipments, at an average price of $59.50 per ton, excluding freight and handling expenses.  The Company expects to sell approximately 2.9 million tons of metallurgical coal in 2011, of which approximately 2.4 million tons are unpriced.

The Company expects metallurgical coal pricing to continue to strengthen in 2010, primarily due to rising demand in China and India.  While the thermal coal market is showing signs of improvement, utility inventories reportedly remain about 15% above the 10-year average. The Company expects utility inventories to approach normalized levels by late summer.

Capital Restructuring

In December 2009, the Company entered into a series of privately negotiated agreements to exchange $63.5 million of its 9.0% Convertible Notes due in 2012 for 18.7 million shares of its Common Stock. Continuing that effort in the first quarter of 2010, the Company entered into agreements to exchange an additional $22.0 million of the same notes for 6.2 million shares of its Common Stock.

In March 2010, the Company simultaneously executed three security offerings that raised $422.9 million, before underwriting fees and other costs. The offerings included the issuance of 24.4 million shares of Common Stock valued at $109.3 million, $115 million aggregate principal amount of 4.0% Convertible Senior Notes due in 2017 and $200 million aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due in 2018. Proceeds were used to repurchase $169.1 million aggregate principal amount of the Company’s 10.25% Senior Notes in March and $114.5 million aggregate principal amount of its remaining 9.0% Convertible Notes in April.  The balance of the proceeds will be used for general corporate purposes.

As announced earlier in the quarter, the Company also secured a new four-year $125.0 million senior asset-based credit facility to replace its prior revolving credit facility which was set to expire in June 2011.  The new credit facility, which provides $25.0 million in additional borrowing capacity and contains minimal financial covenants, matures in February 2014.  This facility is expected to be used primarily for issuing letters of credit that collateralize the Company’s reclamation bonds.

Liquidity and Debt

As of March 31, 2010, the Company had $301.7 million in cash, of which $136.4 million was disbursed on April 6, 2010 in conjunction with the Company’s repurchase of its 9% Convertible Notes. Currently, the Company has $41.6 million in borrowing capacity available under its new credit agreement.

Debt outstanding as of March 31, 2010 totaled $473.2 million, net of a $43.5 million discount, consisting primarily of $115.0 million aggregate principal amount of newly issued 4.0% Convertible Senior Notes and $200.0 million aggregate principal amount of newly issued 9.125% Senior Secured Second-Priority Notes.  Debt also included $139.5 million aggregate principal amount of the Company’s previously issued 9.0% Convertible Notes and $5.9 million aggregate principal amount of the Company’s previously issued 10.25% Senior Notes.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2010, the Company expects to sell between 16.8 million and 17.2 million tons of coal, including approximately 2.6 million tons of metallurgical coal.  The average selling price is projected to be $64.00 to $65.00 per ton, with an average cost of $51.00 to $52.00 per ton, excluding selling, general and administrative expenses.  The Company expects coal production to be between 16.0 million and 16.4 tons.

•	Adjusted EBITDA is expected to be in the range of $190 million to $210 million in 2010.

•	The Company’s expectation for average coal pricing by region for 2010 is as follows:

Region	2010 Forecast
Central Appalachia	$71.75 - $73.75
Northern Appalachia	$63.00 - $64.00
Illinois Basin	$36.50 - $36.75
Average	$64.00 - $65.00

•	The Company anticipates 2010 capital expenditures of between $90.0 million and $100.0 million.

For 2011, the Company expects to sell between 16.5 million and 17.5 million tons of produced coal, including approximately 2.9 million tons of metallurgical coal.  The average selling price is projected to be $70.00 to $75.00 per ton.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our 9.00% Convertible Senior Notes due 2012 prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change; impairment of the value of our long-lived and deferred tax assets; our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of March 31, 2010 unless otherwise noted.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2010	2009
REVENUES:
Coal sales revenues	$270,490	$273,816
Freight and handling revenues	9,377	8,634
Other revenues	8,727	22,516
Total revenues	288,594	304,966
COSTS AND EXPENSES:
Cost of coal sales	220,065	231,965
Freight and handling costs	9,377	8,634
Cost of other revenues	7,181	9,336
Depreciation, depletion and amortization	26,397	26,263
Selling, general and administrative	8,585	10,611
Gain on sale of assets, net	(3,481)	(78)
Total costs and expenses	268,124	286,731
Income from operations	20,470	18,235
INTEREST AND OTHER INCOME (EXPENSE)
Loss on extinguishment of debt	(21,987)	—
Interest expense, net	(13,300)	(13,018)
Total interest and other income (expense)	(35,287)	(13,018)
Income (loss) before income taxes	(14,817)	5,217
INCOME TAX (EXPENSE) BENEFIT	5,965	(1,495)
Net income (loss)	(8,852)	3,722
Net income attributable to noncontrolling interest	—	(29)
Net income (loss) attributable to International Coal Group, Inc.	$(8,852)	$3,693

Other Data:
Adjusted EBITDA (a)	$46,867	$44,498
Earnings per share:
Basic	$(0.05)	$0.02
Diluted	$(0.05)	$0.02
Weighted-average shares:
Basic	181,382,766	152,773,718
Diluted	181,382,766	153,856,166

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure compliance with covenants, such as the fixed charge ratio, if applicable. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; or interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income (loss) appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009 (in thousands)

	March 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$301,717	$92,641
Accounts receivable, net	107,583	80,291
Inventories, net	78,103	82,037
Deferred income taxes	13,130	15,906
Prepaid expenses and other	16,878	17,734
Total current assets	517,411	288,609

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,027,913	1,038,200
DEBT ISSUANCE COSTS, net	15,393	7,634
ADVANCE ROYALTIES, net	17,288	18,025
OTHER NON-CURRENT ASSETS	6,578	15,492
Total assets	$1,584,583	$1,367,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$63,911	$63,582
Short-term debt	1,333	2,166
Current portion of long-term debt and capital lease	132,430	17,794
Current portion of reclamation and mine closure costs	9,390	9,390
Current portion of employee benefits	3,973	3,973
Accrued expenses and other	58,550	74,803
Total current liabilities	269,587	171,708

LONG-TERM DEBT AND CAPITAL LEASE	339,438	366,515
RECLAMATION AND MINE CLOSURE COSTS	66,020	65,601
EMPLOYEE BENEFITS	66,783	63,767
DEFERRED INCOME TAXES	59,738	57,399
BELOW-MARKET COAL SUPPLY AGREEMENTS	29,050	29,939
OTHER NON-CURRENT LIABILITIES	3,671	3,797
Total liabilities	834,287	758,726

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	2,038	1,728
Treasury stock	(25)	(14)
Additional paid-in capital	881,754	732,124
Accumulated other comprehensive income	1,033	1,048
Retained deficit	(134,565)	(125,713)
Total International Coal Group, Inc. stockholders’ equity	750,235	609,173
Noncontrolling interest	61	61
Total stockholders’ equity	750,296	609,234
Total liabilities and stockholders’ equity	$1,584,583	$1,367,960

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(in thousands)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,852)	$3,722
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	26,397	26,263
Loss on extinguishment of debt	21,987	—
Amortization and write-off of deferred finance costs and debt discount	3,158	1,664
Amortization of accumulated employee benefit obligations	(7)	(25)
Provision for bad debt	(79)	(110)
Compensation expense on equity instruments	984	1,340
Gain on sale of assets, net	(3,481)	(78)
Deferred income taxes	(7,583)	1,111
Changes in assets and liabilities:
Accounts receivable	(24,463)	(20,297)
Inventories	3,914	(8,454)
Prepaid expenses and other	856	12,107
Other non-current assets	761	124
Accounts payable	5,425	(1,609)
Accrued expenses and other	(16,133)	(470)
Reclamation and mine closure costs	(339)	128
Other liabilities	2,890	3,082
Net cash from operating activities	5,435	18,498
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	1,000	78
Additions to property, plant, equipment and mine development	(20,635)	(18,815)
Withdrawals (deposits) of restricted cash	8,854	(115)
Net cash from investing activities	(10,781)	(18,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on short-term debt	(833)	(1,715)
Borrowings on long-term debt	—	9,085
Repayments on long-term debt and capital lease	(4,928)	(3,800)
Repurchase of senior notes	(181,612)	—
Proceeds from convertible notes offering	115,000	—
Proceeds from senior notes offering	198,596	—
Proceeds from common stock offering	102,453	—
Purchases of treasury stock	(11)	(8)
Debt issuance costs	(14,243)	(511)
Net cash from financing activities	214,422	3,051
NET CHANGE IN CASH AND CASH EQUIVALENTS	209,076	2,697
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,641	63,930
CASH AND CASH EQUIVALENTS, END OF PERIOD	$301,717	$66,627

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended March 31,
	2010	2009
Net income (loss) attributable to International Coal Group, Inc.	$(8,852)	$3,693
Depreciation, depletion and amortization	26,397	26,263
Interest expense, net	13,300	13,018
Income tax expense (benefit)	(5,965)	1,495
Loss on extinguishment of debt	21,987	—
Minority interest	—	29
Adjusted EBITDA	$46,867	$44,498

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended March 31, 2010:
Tons sold	2,473	1,069	651	130	4,323
Coal sales revenues	$178,964	$60,365	$23,536	$7,625	$270,490
Cost of coal sales	$140,266	$53,671	$19,408	$6,720	$220,065
Coal sales revenue per ton (c)	$72.36	$56.45	$36.14	$59.00	$62.57
Cost of coal sales per ton (c)	$56.71	$50.19	$29.80	$52.00	$50.90

For the three months ended March 31, 2009:
Tons sold	2,769	1,108	590	213	4,680
Coal sales revenues	$184,122	$60,251	$18,723	$10,720	$273,816
Cost of coal sales	$155,831	$52,378	$16,213	$7,543	$231,965
Coal sales revenue per ton (c)	$66.49	$54.41	$31.74	$50.25	$58.51
Cost of coal sales per ton (c)	$56.27	$47.30	$27.48	$35.36	$49.57

(c)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.